Exhibit 99
FOR IMMEDIATE RELEASE
OM GROUP TO RELEASE 2005 THIRD QUARTER RESULTS
ON NOVEMBER 8; CONFERENCE CALL SCHEDULED
— Company Revises Outlook for Second Half 2005 —
CLEVELAND, Ohio – October 5, 2005 – OM Group, Inc. (NYSE: OMG) today announced that it will release its financial results for the quarter ended September 30, 2005 before the market opens on November 8, 2005.
The company plans to discuss these results and expectations for the remainder of 2005 on a conference call and live audio broadcast at 10:00 a.m. (ET) on November 8, 2005. Investors may access the live audio broadcast by logging on to www.omgi.com/ investorrelations/webcasts.htm.
A copy of management’s presentation materials will be available at the time of the call. The company recommends visiting its web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available commencing three hours after the call under Investor Audio Archive.
“We now believe that the second half of the year will not be as strong as previously anticipated due, primarily, to lower nickel production resulting from raw material shipments delayed until early next year. Coupled with lower cobalt and nickel prices experienced during the third quarter and the prospects of lower than anticipated metal prices in the fourth quarter, the company now expects its full-year earnings outlook to be in the range of $1.40 to $1.60 per diluted share versus its previous estimate of $2.00 to $2.40 per diluted share, excluding one-time items,” Joseph Scaminace, chairman and chief executive officer, stated. “Despite our revised earnings outlook, our operations remain healthy as evidenced by our continued expectations for generating significant cash from operations in the second half of the year.”
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at http://www.omgi.com.
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For More Information, Contact: Greg Griffith, Vice President, Corporate Affairs and Investor Relations at 216-263-7455
FORWARD-LOOKING STATEMENTS
This report contains statements that the Company believes may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe the Company’s objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that are difficult to predict, may be beyond the Company’s control and could cause actual results to differ materially from those currently anticipated.
Important factors that may affect the Company’s expectations, estimates or projections include: the completion of the settlement of the shareholder derivative lawsuits filed against certain of the Company’s former executives and certain of its current and former directors in a manner that is consistent with the agreement in principle reached with the lead plaintiffs in such lawsuits; the speed and sustainability of price changes in cobalt and nickel; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market prices of cobalt and nickel; the availability of competitively priced supplies of raw materials, particularly cobalt and nickel; the effect of the Company not completing the documentation and testing of its internal controls over financial reporting such that management of the Company and its independent registered public accounting firm are unable to report as to such internal control over financial reporting; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved, resulting in additional expense; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; and the general level of global economic activity and demand for the Company’s products.